UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
(Post-Effective Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Saga Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-3042953
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

73 Kercheval Avenue Grosse Pointe Farms, Michigan	48236
(Address of principal executive offices)	(Zip Code)
SAGA COMMUNICATIONS, INC. 1997 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN
(Full Title of the Plan)
Fred B. Green, Esq.
Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226
(Name and address of agent for service)
(313) 392-1056
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Explanatory Note
     Saga Communications, Inc. (the “Company”) is filing this Post-Effective Amendment (the “Post-Effective Amendment”) in order to deregister shares of Class A Common Stock of the Company, previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 6, 1997 (File No. 333-28611) (the “Registration Statement”). The Registration Statement registered 48,828 shares of the Company’s Class A Common Stock issuable to certain directors of the Company under Saga Communications, Inc. 1997 Non-Employee Director Stock Option Plan (the “Director Shares”), which has been terminated. Of these Director Shares, participants purchased 16,526 shares. The number of shares herein reflects the stock splits occurring on May 29, 1998, December 15, 1999 and June 15, 2002 and the reverse stock split which occurred on January 28, 2009.
     This Post-Effective Amendment hereby amends the Registration Statement to deregister the remaining unissued Director Shares under the Registration Statement. As a result of this deregistration, no Director Shares remain registered for issuance pursuant to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grosse Pointe Farms, State of Michigan on September 11, 2009.

SAGA COMMUNICATIONS, INC.
By:	/s/ Edward K. Christian
Edward K. Christian
President

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Capacity	Date

/s/ Edward K. Christian Edward K. Christian	President, Chief Executive Officer and Chairman of the Board	September 11, 2009

/s/ Samuel D. Bush Samuel D. Bush	Senior Vice President, Chief Financial Officer and Treasurer	September 11, 2009

/s/ Catherine A. Bobinski Catherine A. Bobinski	Vice President, Corporate Controller and Chief Accounting Officer	September 11, 2009

/s/ Donald J. Alt Donald J. Alt	Director	September 11, 2009

/s/ Brian W. Brady Brian W. Brady	Director	September 11, 2009

/s/ Clarke R. Brown Clarke R. Brown	Director	September 11, 2009

/s/ David B. Stephens David B. Stephens	Director	September 11, 2009

/s/ Gary Stevens Gary Stevens	Director	September 11, 2009

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